Exhibit 99.1

Conn's, Inc. Reports Second Quarter Fiscal Year 2018 Financial Results
Conn’s Returns to Profitability
Credit Spread Reaches Highest Level in Seven Quarters as Credit Transformation Gains Momentum
Retail Gross Margin Grows to Record Demonstrating Strength of Underlying Retail Model

THE WOODLANDS, Texas, September 7, 2017 - Conn's, Inc. (NASDAQ:CONN), a specialty retailer of furniture and mattresses, home appliances, consumer electronics and home office products, and provider of consumer credit, today announced its financial results for the second quarter ended July 31, 2017.
“I am pleased to announce that Conn’s returned to profitability during the second quarter of fiscal year 2018. This achievement is the direct result of Conn’s differentiated and highly profitable retail model, the initiatives implemented to turn around our credit business, and the talented and experienced team we have assembled,” commented Norm Miller, Conn's Chairman, Chief Executive Officer and President.
“Conn’s credit business continues to improve as recent originations become a larger percentage of the portfolio balance, and benefit from tighter underwriting standards and higher yields. The Company achieved a credit spread of 390 basis points during the second quarter of fiscal year 2018, which was the largest spread in seven quarters. We continue to make significant progress towards our goal of improving the profitability of the credit segment and achieving a credit spread of at least 1,000 basis points.
“Conn’s underlying retail model remains strong. Favorable mix within product categories and lower warehouse, delivery, and transportation costs continue to benefit retail gross margins, which exceeded our expectations and increased 270 basis points to a record 39.8% during the second quarter of fiscal year 2018 compared to the second quarter of fiscal year 2017, and 140 basis points from the first quarter of fiscal year 2018. We anticipate same store sales will improve as last year’s meaningful underwriting changes were lapped at the end of the second quarter, and the penetration of our lease-to-own offering increases throughout the year.”
Hurricane Harvey, which made landfall on August 25th and the unprecedented levels of rain and flooding, caused Conn's to close 23 stores, its distribution and service centers in Beaumont and Houston, as well as its Beaumont corporate office. All of Conn’s stores are now open, as well as the Company’s Beaumont corporate office, and distribution and service centers. In total, Conn’s lost approximately 100 selling days as a result of the storm.
It’s been only eight days since Harvey ended and the situation in southeast Texas and southwest Louisiana is still very dynamic. Because of the near-term uncertainty Harvey has created, Conn’s will not provide specific financial guidance for the third quarter. The company will resume quarterly guidance when third quarter results are announced in December.
Over the near term, retail sales will be impacted by the loss of selling days associated with store closures, along with the unprecedented disruption the aftereffects of the storm are causing within our local communities. Collections will also be impacted by customers whose lives have been upended by the storm’s devastation. Management expects these trends will be temporary and, as the company experienced in prior storms, retail sales rebounded in subsequent quarters as rebuilding efforts got underway. In addition, as customers’ lives get back to normal over the next several quarters, collections are expected to improve.
Mr. Miller concluded, “I’d like to thank all of Conn’s employees, customers, and shareholders for their hard work, support, and patience over the past two years. While we still have much to accomplish, I am encouraged with the solid foundation we have created and the direction we are headed. As we enter the second half of our fiscal year, we are focused on further enhancing our financial and operating performance, and continue to anticipate full-year profitability.”

Second Quarter Results
Net income for the second quarter of fiscal year 2018 was $4.3 million, or $0.14 per diluted share, compared to a net loss for the second quarter of fiscal year 2017 of $11.9 million, or $0.39 per diluted share. On a non-GAAP basis, adjusted net income for the second quarter of fiscal year 2018 was $8.2 million, or $0.26 per diluted share, which excludes charges and credits and the loss from extinguishment of debt related to the early redemption of our 2015-A Notes. This compares to adjusted net loss for the second quarter of fiscal year 2017 of $1.2 million, or $0.04 per diluted share, which excludes charges and credits and the impact of changes in estimates.
Retail Segment Second Quarter Results
Total retail revenues were $286.5 million for the second quarter of fiscal year 2018 compared to $332.4 million for the second quarter of fiscal year 2017, a decrease of 13.8%. The decrease in retail revenue was primarily driven by a decrease in same store sales of 15.1%, partially offset by new store growth. Sales were negatively impacted by underwriting changes made during the 2017 fiscal year, the transition of our lease-to-own partner and general softness in consumer spending. For the second quarter of fiscal year 2018, retail segment operating income was $31.3 million.
The following table presents net sales and changes in net sales by category:

	Three Months Ended July 31,					%	Same store
(dollars in thousands)	2017	% of Total	2016	% of Total	Change	Change	% change
Furniture and mattress	$95,297	33.3%	$105,562	31.8%	$(10,265)	(9.7)%	(12.8)%
Home appliance	89,085	31.1	$101,359	30.5	$(12,274)	(12.1)	(13.7)
Consumer electronics	52,946	18.5	65,735	19.8	(12,789)	(19.5)	(19.5)
Home office	17,862	6.2	21,701	6.6	(3,839)	(17.7)	(17.6)
Other	4,403	1.5	5,366	1.6	(963)	(17.9)	(17.7)
Product sales	259,593	90.6	299,723	90.3	(40,130)	(13.4)	(15.0)
Repair service agreement commissions	23,519	8.2	28,310	8.5	(4,791)	(16.9)	(15.7)
Service revenues	3,301	1.2	3,966	1.2	(665)	(16.8)
Total net sales	286,413	100.0%	331,999	100.0%	(45,586)	(13.7)	(15.1)%
The following provides a summary of items impacting the performance of our product categories during the second quarter of fiscal year 2018 compared to the second quarter of fiscal year 2017:
•Furniture unit volume decreased 24.3%, partially offset by a 12.6% increase in average selling price;

•	Mattress unit volume decreased 15.9%, partially offset by a 11.3% increase in average selling price;

•	Home appliance unit volume decreased 12.0% and average selling price decreased 2.0%;

•	Consumer electronic unit volume decreased 21.2%, partially offset by a 2.1% increase in average sales price; and

•	Home office unit volume decreased 13.2% and average selling price decreased 5.1%.

Credit Segment Second Quarter Results
Credit revenues were $80.1 million for the second quarter of fiscal year 2018 compared to $65.7 million for the second quarter of fiscal year 2017, an increase of 21.9%. The increase in credit revenue was primarily the result of originating our higher-yield direct loan product, which contributed to the increase in the portfolio yield rate to 18.7% from 14.0%, partially offset by a 4.2% decline in the average balance of the customer receivables portfolio. Interest income and fees for the second quarter of fiscal year 2017 included the negative impact of adjustments of $8.2 million as a result of changes in estimates for allowances for no-interest option credit programs and deferred interest. Excluding the impact of changes in estimates, the yield rate increased 260 basis points from the second quarter of fiscal year 2017. The total customer portfolio balance was $1.48 billion at July 31, 2017 compared to $1.54 billion at July 31, 2016, a decrease of 4.2%.

Provision for bad debts was $49.3 million for the second quarter of fiscal year 2018 compared to $60.1 million for the second quarter of fiscal year 2017, a decrease of $10.8 million. The most significant reasons for the decrease in the provision for bad debts for the second quarter of fiscal year 2018 compared to the second quarter of fiscal year 2017 were (i) a decrease in our non-TDR loss rate as a result of the inclusion of first payment default rates as a factor in our allowance for bad debts estimate, (ii) changes in estimates of $5.0 million reflected as an increase to provision for bad debts for the second quarter of fiscal year 2017 related to sales tax recovery on previously charged-off accounts, (iii) growth in the customer receivables portfolio in the second quarter of fiscal year 2017 compared to a decline in the second quarter of fiscal year 2018, partially offset by (iv) an increase in the provision related to TDR accounts.
Additional information on the credit portfolio and its performance may be found in the Customer Receivable Portfolio Statistics table included within this press release and in the Company's Form 10-Q for the quarter ended July 31, 2017, to be filed with the Securities and Exchange Commission.
Store Update
During fiscal year 2018, the Company has opened three new Conn's HomePlus® stores, two of which were opened during the first quarter of fiscal year 2018 in North Carolina, and one of which was opened during the second quarter of fiscal year 2018 in Virginia, bringing the total store count to 116. The Company does not intend to open any additional stores in fiscal year 2018.
Liquidity and Capital Resources
As of July 31, 2017, the Company had $130.5 million of immediately available borrowing capacity under its $750.0 million revolving credit facility, with an additional $416.8 million that may become available under the Company's revolving credit facility if the Company grows the balance of eligible customer receivables and total eligible inventory balances under the borrowing base. The Company also had $35.0 million of unrestricted cash available for use.
Conference Call Information
The Company will host a conference call on September 7, 2017 at 10 a.m. CT / 11 a.m. ET to discuss its second quarter fiscal 2018 financial results. Participants can join the call by dialing 877-754-5302 or 678-894-3020. The conference call will also be broadcast simultaneously via webcast on a listen-only basis. A link to the earnings release, webcast and second quarter fiscal 2018 conference call presentation will be available at ir.conns.com.
Replay of the telephonic call can be accessed through September 14, 2017 by dialing 855-859-2056 or 404-537-3406 and Conference ID: 75892735. It can also be accessed online at http://www.leaderview.com/leaderview/la.jsp using Conference ID number: 75892735 and Web PIN: 0378.
About Conn's, Inc.
Conn's is a specialty retailer currently operating 116 retail locations in Alabama, Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee, Texas, and Virginia. The Company's primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LED, OLED, Ultra HD, and internet-ready televisions, Blu-ray players, home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.
Additionally, Conn's offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn's provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party lease-to-own payment plans.
This press release contains forward-looking statements within the meaning of the federal securities laws, including but not limited to, the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," “predict,” “will,” “potential,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Such forward-looking statements are based on our current expectations. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements including, but not limited to: general economic conditions impacting our customers or potential customers; our ability to execute periodic securitizations of future originated customer loans on favorable terms; our ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of our credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of our planned opening of new stores; technological and market developments and sales trends for our major product offerings; our ability to manage effectively the selection of our major product offerings; our ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of our customers and employees; our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our revolving credit facility, and proceeds from accessing debt or equity markets; and other risks detailed in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended January 31, 2017 and other reports filed with the SEC. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise, or to provide periodic updates or guidance. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended July 31,		Six Months Ended July 31,
	2017	2016	2017	2016
Revenues:
Total net sales	$286,413	$331,999	$565,698	$650,541
Finance charges and other revenues	80,234	66,158	156,775	136,729
Total revenues	366,647	398,157	722,473	787,270
Costs and expenses:
Cost of goods sold	172,306	208,869	344,256	413,335
Selling, general and administrative expenses	111,632	119,846	218,169	233,093
Provision for bad debts	49,449	60,196	105,379	118,414
Charges and credits	4,068	2,895	5,295	3,421
Total costs and expenses	337,455	391,806	673,099	768,263
Operating income	29,192	6,351	49,374	19,007
Interest expense	20,039	24,138	44,047	50,034
Loss on extinguishment of debt	2,097	—	2,446	—
Income (loss) before income taxes	7,056	(17,787)	2,881	(31,027)
Provision (benefit) for income taxes	2,783	(5,863)	1,188	(9,354)
Net income (loss)	$4,273	$(11,924)	$1,693	$(21,673)
Income (loss) per share:
Basic	$0.14	$(0.39)	$0.05	$(0.71)
Diluted	$0.14	$(0.39)	$0.05	$(0.71)
Weighted average common shares outstanding:
Basic	31,094	30,731	31,034	30,696
Diluted	31,435	30,731	31,292	30,696

CONN'S, INC. AND SUBSIDIARIES
CONDENSED RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended July 31,		Six Months Ended July 31,
	2017	2016	2017	2016
Revenues:
Product sales	$259,593	$299,723	$510,955	$586,213
Repair service agreement commissions	23,519	28,310	48,215	56,495
Service revenues	3,301	3,966	6,528	7,833
Total net sales	286,413	331,999	565,698	650,541
Other revenues	92	437	172	931
Total revenues	286,505	332,436	565,870	651,472
Costs and expenses:
Cost of goods sold	172,306	208,869	344,256	413,335
Selling, general and administrative expenses	78,667	84,838	152,614	164,821
Provision for bad debts	165	127	395	525
Charges and credits	4,068	2,895	5,295	3,421
Total costs and expenses	255,206	296,729	502,560	582,102
Operating income	$31,299	$35,707	$63,310	$69,370
Retail gross margin	39.8%	37.1%	39.1%	36.5%
Selling, general and administrative expense as percent of revenues	27.5%	25.5%	27.0%	25.3%
Operating margin	10.9%	10.7%	11.2%	10.6%
Store count:
Beginning of period	115	108	113	103
Opened	1	4	3	9
End of period	116	112	116	112

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended July 31,		Six Months Ended July 31,
	2017	2016	2017	2016
Revenues:
Finance charges and other revenues	$80,142	$65,721	$156,603	$135,798
Costs and expenses:
Selling, general and administrative expenses	32,965	35,008	65,555	68,272
Provision for bad debts	49,284	60,069	104,984	117,889
Total costs and expenses	82,249	95,077	170,539	186,161
Operating loss	(2,107)	(29,356)	(13,936)	(50,363)
Interest expense	20,039	24,138	44,047	50,034
Loss on extinguishment of debt	2,097	—	2,446	—
Loss before income taxes	$(24,243)	$(53,494)	$(60,429)	$(100,397)
Selling, general and administrative expense as percent of revenues	41.1%	53.3%	41.9%	50.3%
Selling, general and administrative expense as percent of average total customer portfolio balance (annualized)	8.9%	9.1%	8.8%	8.8%
Operating margin	(2.6)%	(44.7)%	(8.9)%	(37.1)%

CONN'S, INC. AND SUBSIDIARIES
CUSTOMER RECEIVABLE PORTFOLIO STATISTICS
(unaudited)

	As of July 31,
	2017	2016
Weighted average credit score of outstanding balances	589	595
Average outstanding customer balance	$2,375	$2,365
Balances 60+ days past due as a percentage of total customer portfolio balance	10.4%	9.6%
Re-aged balance as a percentage of total customer portfolio balance	16.0%	15.3%
Account balances re-aged more than six months (in thousands)	$75,694	$69,415
Allowance for bad debts as a percentage of total customer portfolio balance	13.7%	13.0%
Percent of total customer portfolio balance represented by no-interest option receivables	24.1%	33.3%

	Three Months Ended July 31,		Six Months Ended July 31,
	2017	2016	2017	2016
Total applications processed	297,587	334,854	587,914	649,232
Weighted average origination credit score of sales financed	609	611	608	610
Percent of total applications approved and utilized	32.8%	35.4%	32.1%	36.1%
Average down payment	3.0%	3.3%	3.3%	3.6%
Average income of credit customer at origination	$42,300	$41,500	$42,200	$40,900
Percent of retail sales paid for by:
In-house financing, including down payment received	72.6%	71.8%	71.6%	73.6%
Third-party financing	17.2%	17.2%	16.2%	14.9%
Third-party lease-to-own options	3.8%	4.9%	5.7%	5.1%
	93.6%	93.9%	93.5%	93.6%

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	July 31, 2017	January 31, 2017
Assets
Current Assets:
Cash and cash equivalents	$35,018	$23,566
Restricted cash	86,436	110,698
Customer accounts receivable, net of allowances	644,148	702,162
Other accounts receivable	59,401	69,286
Inventories	196,768	164,856
Income taxes recoverable	1,353	2,150
Prepaid expenses and other current assets	14,530	14,955
Total current assets	1,037,654	1,087,673
Long-term portion of customer accounts receivable, net of allowances	601,990	615,904
Property and equipment, net	154,788	159,202
Deferred income taxes	72,435	71,442
Other assets	8,196	6,913
Total assets	$1,875,063	$1,941,134
Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of capital lease obligations	$906	$849
Accounts payable	100,268	101,612
Accrued expenses	54,541	39,781
Other current liabilities	23,093	25,139
Total current liabilities	178,808	167,381
Deferred rent	85,538	87,957
Long-term debt and capital lease obligations	1,060,720	1,144,393
Other long-term liabilities	24,720	23,613
Total liabilities	1,349,786	1,423,344
Stockholders' equity	525,277	517,790
Total liabilities and stockholders' equity	$1,875,063	$1,941,134

CONN'S, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(unaudited)
(dollars in thousands, except per share amounts)

NET INCOME (LOSS), AS ADJUSTED, AND DILUTED INCOME (LOSS) PER SHARE, AS ADJUSTED

	Three Months Ended July 31,		Six Months Ended July 31,
	2017	2016	2017	2016
Net income (loss), as reported	$4,273	$(11,924)	$1,693	$(21,673)
Adjustments:
Changes in estimates	—	13,168	—	13,168
Facility closure costs	122	—	1,349	—
Impairments from disposals	—	1,385	—	1,385
Legal and professional fees related to the exploration of strategic alternatives and securities-related litigation	34	135	34	589
Employee severance	1,317	1,213	1,317	1,213
Indirect tax audit reserve	2,595	—	2,595	—
Executive management transition costs	—	162	—	234
Loss on extinguishment of debt	2,097	—	2,446	—
Tax impact of adjustments	(2,232)	(5,301)	(2,803)	(5,440)
Net income (loss), as adjusted	$8,206	$(1,162)	$6,631	$(10,524)
Weighted average common shares outstanding - Diluted	31,435	30,731	31,292	30,696
Income (loss) per share:
As reported	$0.14	$(0.39)	$0.05	$(0.71)
As adjusted	$0.26	$(0.04)	$0.21	$(0.34)
Basis for presentation of non-GAAP disclosures:
To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we also provide retail segment adjusted operating income, retail adjusted operating margin, adjusted net loss, and adjusted loss per diluted share. These non-GAAP financial measures are not meant to be considered as a substitute for comparable GAAP measures and should be considered in addition to results presented in accordance with GAAP. They are intended to provide additional insight into our operations and the factors and trends affecting the business. Management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for additional transparency with respect to key metrics we use in our financial and operational decision making and (2) they are used by some of our institutional investors and the analyst community to help them analyze our operating results.